Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Kopin Corporation of our report dated March 14, 2024, relating to the consolidated financial statements of Kopin Corporation and its subsidiaries, appearing in the Annual Report on Form 10-K of Kopin Corporation for the year ended December 30, 2023.

/s/ RSM US LLP

Boston, Massachusetts

August 8, 2024

1